                                                                     Exhibit 11


                                CML GROUP, INC. AND SUBSIDIARIES

                            COMPUTATION OF EARNINGS (LOSS) PER SHARE


For the periods ended February 1, 1997
and January 27, 1996

                                          Second Quarter                   Six Months
                                          --------------                   ----------
                                       1997           1996           1997             1996
                                       ----           ----           ----             ----

Primary loss per share:
Weighted average number of
   shares outstanding:
Common                              49,810,109      49,129,197      49,758,660      49,176,906
Shares deemed outstanding from:
   Assumed issuance of deferred
      compensation awards              105,000         105,000         105,000         105,000
   Assumed exercise of stock
      options                          164,545         325,311         258,645         383,720
                                   -----------    ------------    ------------    ------------

Total                               50,079,654      49,559,508      50,122,305      49,665,626
                                   ===========    ============    ============    ============

Net loss                           $(5,185,000)   $(30,053,000)   $(18,836,000)   $(45,071,000)
                                   ===========    ============    ============    ============

Primary loss per share             $     (0.10)   $      (0.61)   $      (0.38)   $      (0.91)
                                   ===========    ============    ============    ============
Weighted average number of
   shares outstanding, as above     50,079,654      49,559,508      50,122,305      49,665,626
Shares deemed outstanding from
   the assumed conversion of
   convertible subordinated
   debentures                        1,604,877       1,604,877       1,604,877       1,604,877
Additional shares deemed
   outstanding from the assumed
   exercise of stock options                --              --          24,635              --
                                   -----------    ------------    ------------    ------------

Total                               51,684,531      51,164,385      51,751,817      51,270,503
                                   ===========    ============    ============    ============

Additional income from the
   elimination of the interest
   cost of the convertible
   subordinated debentures, net
   of income tax effect            $   446,000    $    398,000    $    800,000    $    779,000
                                   ===========    ============    ============    ============

Fully diluted loss per share       $     (0.10)   $      (0.61)   $      (0.38)   $      (0.91)
                                   ===========    ============    ============    ============





                                       19